UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
 CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of Earliest Event Reported): January 15, 2023

DMC Global Inc.
(Exact Name of Registrant as Specified in its Charter)

Delaware	0-8328	84-0608431
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

11800 Ridge Parkway, Suite 300, Broomfield, Colorado  80021
(Address of Principal Executive Offices, Including Zip Code)

(303) 665-5700
(Registrant’s Telephone Number, Including Area Code)

Title of each class	Trading Symbol	Name of exchange on which registered
Common Stock, $0.05 Par Value	BOOM	The Nasdaq Global Select Market

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On January 17, 2023, DMC Global Inc. (the “Company”) announced that Kevin Longe has stepped down as President and Chief Executive Officer of the Company, and that Mr. Longe has resigned as a director of the Company. The Company’s Board of Directors (the “Board”) appointed Michael Kuta, the Company’s current Chief Financial Officer, and director David Aldous as interim co-President and Chief Executive Officers to replace Mr. Longe. Mr. Kuta will retain the role and title of Chief Financial Officer until his successor is appointed. Relatedly, Mr. Aldous stepped down as Chairman of the Board, but not as a director, and was replaced as Chairman by director Richard Graff. Each of the foregoing changes was effective as of January 15, 2023.

It is anticipated that the Company and Mr. Longe will enter into a separation agreement pursuant to which, among other things, Mr. Longe will receive, subject to the terms and conditions of the agreement, compensation consistent with a termination without cause under his employment agreement with the Company, including 18 months of salary, a lump sum cash payment of approximately $626,000, and accelerated vesting of certain outstanding equity awards.

In his capacity as interim co-CEO, each of Messrs. Aldous and Kuta will receive a base salary of $600,000 and a performance-based incentive bonus targeted at $600,000, in each case pro-rated for time actually served as co-CEO, and a grant of restricted stock under our 2016 Omnibus Incentive Plan with a value of $600,000 with a one-year vesting period.

Mr. Kuta, 48, joined the Company in 2014 as its Chief Financial Officer. Prior to joining DMC, Kuta was Corporate Controller of the Lubrizol Corporation, a global specialty chemicals company owned by Berkshire Hathaway, where he was responsible for corporate accounting, consolidation and financial reporting functions, and oversight of internal controls. Prior to Berkshire Hathaway’s 2011 acquisition of Lubrizol, Kuta held a variety of financial roles at Lubrizol, where he gained extensive experience in business partnering, financial planning and analysis, treasury and capital markets, and leading finance and accounting organizations. Kuta also held several roles of increasing responsibility at other diversified manufacturing companies, including Lincoln Electric. He earned a bachelor’s degree in accounting from Kent State University and an MBA in finance from Case Western Reserve University. He also is a CPA.

Mr. Aldous, 66, was appointed by the Board as a director in July 2013 and served as non-executive Chairman of the Board from May 2018 until his appointment as interim co-President and CEO as described above. From March 2012 until September 2022, he served as the Chief Executive Officer and Director of Rive Technology Inc., a privately-held provider of solutions for diffusion-limited reactions to the energy, chemicals, biofuel and water industries. Prior to joining Rive Technology Inc., Mr. Aldous served as Chief Executive Officer and Director of Range Fuels Inc., a clean energy and biofuels company from January 2009 to February 2012. Mr. Aldous also was employed for more than 20 years by Royal Dutch Shell, most recently as Executive Vice President, Strategy and Portfolio, and served as President of Shell Canada Products, where he led an $11 billion integrated oil business. He also served as President, CEO and Director at CRI/Criterion Inc., a multi-billion dollar global catalyst company. Mr. Aldous has served on the Board of Directors of a number of companies and joint ventures inside and outside Royal Dutch Shell. Mr. Aldous holds a B.S. in Fuels Engineering from the University of Utah and an MBA, with distinction, from the J.L. Kellogg Graduate School of Management at Northwestern University.

Item 7.01 Regulation FD Disclosure.

On January 17, 2023, the Company issued a press release to announce the management changes described in Item 5.02 above. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

The information provided in Item 7.01 of this Current Report, including Exhibit 99.1 hereto, is being furnished and shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, and shall not be deemed incorporated by reference in any filings under the Securities Act of 1933, as amended, unless specifically stated so therein.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description
99.1	Press Release, dated January 17, 2023.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DMC Global Inc.

Dated:	January 17, 2023	By:	/s/ Michelle Shepston
Michelle Shepston
Executive Vice President & Chief Legal Officer